EXHIBIT 4.1

                              CONSULTING AGREEMENT
                                     BETWEEN
                      JAB INTERNATIONAL AND DONALD MITCHELL

         This agreement made and entered into the 7th day of July, 1999 by and between J.A.B. International Inc. having an office at 1013 Fairway Drive, Winter Park, FL 32792 (hereinafter "J.A.B.) and Donald Mitchell (hereinafter "Consultant") independent Contractor, having an office at 6929 Kenfig Drive, Falls church, Virginia 22042.

                                   WITNESSETH

         WHEREAS, J.A.B. Desires to have consultants render fully integrated corporate and investment banking advice to it and,

         WHEREAS, Consultants represent themselves as qualified to perform the desired services required by J.A.B.

         NOW THEREFORE, in consideration of the above stated premises and the promises herein contained, the parties hereto agree as follows:

1. SERVICING: J.A.B. hereby retains Consultants to provide fully integrated corporate and investment banking advice to J.A.B. and to work with Management for the creation of value to the company by structuring mergers and acquisitions for the period of one year, unless otherwise terminated as hereinafter set forth:

         a.       Scope of Consultant's Work:

                  i)       Development of a Corporate Strategy
                  ii) Review of a presentable Business Plan which details the business opportunity;
                  iii) Involvement in securing Joint Venture Partners or Acquisition as the Corporate Strategy dictates;
                  iv) Review and approval of annual and quarterly reports, corporate fact sheets and profiles with the intention of getting J.A.B. to know its shareholders, brokers, analysts and fund managers as well as institutional and individual investors.

         b.       Work Assignment

                  i) Verbal and written tasks to be coordinated through Jefferson Bootes, CEO, with periodic plans submitted as well as ongoing progress reports.

2. TERM OF ENGAGEMENT: Either party hereto may terminate this agreement at any time after the date hereof, with or without cause, upon fifteen- (15) days written notice to the other party (the "Term)

3. ENGAGEMENT FEE; Upon the execution of this Agreement, the Company shall pay to the Consultant a fee (an "Engagement Fee") of 150,000 shares of the Company's common stock (the "Shares"), which amount shall not be refundable. Furthermore the Company will issue the Consultant options as dollars (a)100,000 shares exercisable at $1.00, (b) 100,000 shares at $1.50, (c) 100.000 shares at $2.00.


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4.       REGISTRATION RIGHTS: The Company hereby covenants and agrees to immediately file, from the date hereof, a registration on FormS-8 with the Securities and Exchange Commission with respect to the Shares, including a reoffer prospectus, to the extent required.

5. TRANSACTION FEE; In the event that the Company consummates a Transaction with any party introduced to the Company by the Consultant, the Company shall pay to the Consultant a fee (the "Transaction Fee") equal to 10% of the contract in common stock. These shares will be registered on forms S-8 within fourteen (14) days of the consummated transaction.

6. FURTHER ASSURANCES: In connection with the issuance of the Shares of common stock of the Company to the Consultant pursuant to this Agreement or the issuance of shares of common stock of the Company to the Consultant as a Transaction Fee, the consultant covenants and agrees that he shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, instruments, certificates and other documents, including the Subscription Agreement, a copy of which is annexed hereto as Annex A, and shall take or cause to be taken any And all such further action, as the Company may reasonably deem necessary or desirable in order to carry out the intent and purpose of the Agreement.

7. INDEMNIFICATION: Each party agrees to indemnify and hold the other harmless from any loss, damage, liability or expense, including reasonable attorney fee's and other legal expenses, to which the other party may become subject arising out of or relating to any act or omission by the indemnifying party), which is or is alleged to be a violation of any applicable statues, laws or regulations or arising from the negligence of willful misconduct of the indemnifying party.

8. COOPERATION: Confidentially, during the term of this Agreement, the Company shall furnish the Consultant with all information, data or documents concerning the Company that the Consultant shall reasonably deem appropriate in connection with his activities hereunder, other than material non-public information.

9. NOTICE: All notice, request, demands and other communications under this Agreement shall be in writing, and shall be deemed to have been duly given
(a). on the date of service, if served personally on the party to whom notice is to be given, (b) on the day after the date sent by a recognized overnight courier service with all charges prepaid of billed to the account for the sender,(c) five (5) days after being deposited in the mail if sent by first-class airmail, registered or certified, postage prepaid, or (d) on the day after the date set forth on the transmission to the party being notified at its address or facsimile number set forth below or such other address or facsimile numbers as any party hereto shall subsequently notify all other parties hereto in writing:

         (i)      If the Consultant:
                  Don Mitchell
                  6929 Kenfig Drive
                  Falls Church, Virginia 22042

         (ii)     If to the Company:
                  JAB International Inc.
                  1013 Fairway Drive
                  Winter Park, Florida 32792

         with a copy to;

                  Grocock & Abramson
                  126 E. Jefferson Street
                  Orlando, Fl 32801
                  Attention: Jane A. Walker Paralegal

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10.      NON-ASSIGNMENT BINDING EFFECT: Neither this Agreement, nor any of the rights or obligations of the parties shall be assignable by either party hereto without the prior written consent of the other party. Otherwise, this Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective heirs, executors administrators, personal representatives, successors, and permitted assignees.

11. CHOICE OF LAW; This Agreement shall be governed and enforced in accordance with the laws of the State of Florida, without regard to its conflict of law principals.

         Agreed to this 7th day of July, 1999 by and between the undersigned.



JAB International.

By: /s/ JEFFERSON BOOTES                     By:  /s/ DON MITCHELL, INDIVIDUAL
    ----------------------------                  ------------------------------
        Jefferson Bootes, CEO                         Don Mitchell, Individual




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Witness                                      Witness